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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Quanta Services, Inc.
(Name of Registrant as Specified In Its Charter)
Aquila, Inc. (F/K/A Utilicorp United Inc.)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

        Aquila, Inc. (formerly known as UtiliCorp United Inc.), a Delaware corporation ("Aquila"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission (the "SEC") on April 16, 2002 with respect to the solicitation of proxies for electing nominees to the board of directors of Quanta Services, Inc. ("Quanta") at the 2002 annual meeting of stockholders of Quanta (the "Quanta Annual Meeting").

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Dear Fellow Quanta Stockholder:

        Accompanying this letter are Aquila's proxy statement and a GOLD proxy card relating to the upcoming 2002 annual meeting of stockholders of Quanta Services, Inc., which has been scheduled for May 23, 2002. We are seeking your support in electing a new board of directors to help us change the direction in which we believe Quanta is headed. Our nominees are described in the accompanying proxy statement.

        You also will be receiving proxy materials from Quanta's board of directors soliciting your vote for the current directors. We do not believe it is in your best interest as a stockholder of Quanta to vote in favor of continuing the status quo. We recommend that you support our slate by returning Aquila's GOLD proxy card and ignoring Quanta's white proxy card. As you make this important decision, consider the following:

  •
  Poor Performance: Quanta's financial results have significantly deteriorated over the past year despite new acquisitions. Since January 1, 2001, Quanta's stock price has declined 47%; it is down 54% from its 52-week high; and down 59% over the past 24 months. Quanta's share price also has underperformed its peers over the past year. While Quanta's board has offered no concrete proposal, Aquila is committed to halting the value erosion at Quanta.

  •
  Entrenchment and Enrichment: We believe that Quanta's board of directors is focused on "keeping their seats" rather than improving the Company. Look at what they've done since we announced our intention to nominate an opposition slate. First, they implemented a Stock Employee Compensation Trust that is harmful to the investment of all stockholders because it effectively stuffs the ballot box with 8 million new shares without making any new investment in Quanta. Next, they further enriched Quanta's management by granting change of control arrangements that allow certain employees to terminate their employment 6 months after a change of control for no reason at all and receive lucrative severance payments. We believe that these actions will discourage potential buyers from making attractive offers for Quanta. While Quanta's current board and management seek to entrench and enrich themselves, Aquila is committed to delivering an accountable board of directors whose goal will be to maximize stockholder value for all Quanta stockholders.

        Our proxy materials spell out our plans for restoring value to Quanta. If elected, our nominees' first priority will be to conduct an auction to sell the Company. Should this process not result in a fair price, the new board will implement a significant stock buyback. In addition, Aquila will offer protections to minority stockholders. In the upcoming weeks, we will be providing you with further detailed information concerning our program. We believe that you will find our program attractive and our reasons for changing direction at Quanta compelling.

        We firmly believe it is in the best interests of Quanta and its stockholders for you to vote in favor of our nominees and, accordingly, we urge you to sign and return Aquila's GOLD proxy card and NOT to sign and return Quanta's white proxy card.

On Behalf of Aquila, Inc.
Robert K. Green President and Chief Executive Officer
April 16, 2002

IMPORTANT

  1.
  Be sure to vote on the GOLD proxy card. We urge you NOT to sign any proxy card which is sent to you by Quanta's Board of Directors.

  2.
  If any of you shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the GOLD proxy card "FOR" Aquila's nominees.

  3.
  If you have any questions conserning the accompanying proxy statement or need assistance in voting your shares, please call toll free:

MORROW & CO., INC.
445 PARK AVENUE — 5TH FLOOR
NEW YORK, NY 10022

Call Toll Free
1-800-607-0088

IMPORTANT INFORMATION

        Aquila has filed a proxy statement with the Securities and Exchange Commission on April 16, 2002 relating to Aquila's solicitation of proxies from Quanta stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. AQUILA ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Aquila's proxy statement and other relevant documents will be available free at www.sec.gov. You may also obtain a free copy of Aquila's proxy statement, by writing to Investor Relations at Aquila, Inc. 20 West Ninth Street, Kansas City, Missouri 64105 or by contacting Morrow & Co., Inc. toll free, at 1-800-607-0088. DETAILED INFORMATION REGARDING THE NAMES, AFFILIATION AND INTERESTS OF INDIVIDUALS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES OF QUANTA'S STOCKHOLDERS IS AVAILABLE IN THE PROXY STATEMENT FILED BY AQUILA WITH THE SEC.

About Aquila

        Based in Kansas City, Missouri, Aquila (formerly UtiliCorp United Inc.) is an international energy and risk management company. It is one of the largest wholesalers of electricity and natural gas in North America, provides wholesale energy services in the United Kingdom and has a presence in Germany and Scandinavia. It also operates electricity and natural gas distribution networks in seven states and in Canada, New Zealand and Australia. At December 31, 2001, Aquila had total assets of $11.9 billion and 12-month sales of $40.4 billion. More information is available at www.aquila.com.

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Explanatory Note
IMPORTANT INFORMATION